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EXHIBIT 99.1



       FIRST CAPITAL, INC. REPORTS 15% INCREASE IN FIRST QUARTER EARNINGS

Corydon, Ind--(BUSINESS WIRE)--April 23, 2004--First Capital, Inc. (NASDAQ: FCAP
- News), the holding company for First Harrison Bank (the "Bank"), today reported net income of $833,000 or $0.30 per diluted share for the quarter ended
March 31, 2004, compared to $721,000 or $0.28 per diluted share for the quarter ended March 31, 2003. This represents an increase of over 15%.

The increase in earnings is due to increases in net interest income after the provision for loan losses and noninterest income partially offset by an increase in noninterest expenses.

Net interest income after provision for loan losses increased $592,000 for the quarter ended March 31, 2004 as compared to the prior year. Interest income increased $731,000 while interest expense grew only $164,000 when comparing the two periods. The provision for loan losses was virtually unchanged, decreasing by $25,000 to a total of $125,000 for the quarter ended March 31, 2004.

Noninterest income increased $79,000 as compared to the quarter ended March 31, 2003. Service charges on deposits accounted for $63,000 of this increase.
Commission income and mortgage brokerage fees increased $39,000 and $38,000, respectively. These were partially offset by a decrease of $51,000 in gains on security sales as no securities were sold during the first quarter of 2004.

Noninterest expenses increased $521,000 for the quarter ended March 31, 2004 as compared to the same period in 2003. This increase is primarily the result of the additional staff and facilities from three new offices. The company acquired
Hometown Bancshares, the holding company for Hometown National Bank and their two locations on March 20, 2003. The Bank opened a new office in Jeffersonville, Indiana in May of 2003.

Compensation and benefits increased $395,000 for the first quarter of 2004 compared to the prior year, accounting for the largest increase in noninterest expenses. Occupancy and equipment expenses for the March 31, 2004 quarter increased $60,000 while other operating expenses increased $61,000. Fees for professional services, telephone expenses and the amortization of the core deposit intangibles relating to the Hometown acquisition were the primary factors behind the increase in other operating expenses.

Total assets as of March 31, 2004 were $414.6 million compared to $409.1 million at December 31, 2003. The primary factor behind the asset growth was an increase in net loans receivable of $7.6 million. The funding for the loan increase was provided primarily by increases in deposits and Federal Home Loan Bank advances of $3.3 million and $1.3 million, respectively.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra,
New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance.
Forward-looking statements are preceded by terms such as "expects," "believes,"
"anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.
Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


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                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                                                                   THREE MONTHS ENDED
                                                                                        MARCH 31,
             OPERATING DATA                                                     2004                2003
                                                                                ----                ----
              (Dollars in thousands, except per share data)

             Total interest income                                        $      5,439         $      4,708
             Total interest expense                                              2,226                2,062
                                                                         ------------------------------------
             Net interest income                                                 3,213                2,646
             Provision for loan losses                                             125                  150
                                                                         ------------------------------------
             Net interest income after provision for loan losses                 3,088                2,496

             Total non-interest income                                             588                  509
             Total non-interest expense                                          2,439                1,918
                                                                         ------------------------------------
             Income before income taxes                                          1,237                1,087
             Income tax expense                                                    404                  366
                                                                         ------------------------------------
             Net income                                                   $        833         $        721
                                                                         ====================================

             Net income per common share, basic                           $       0.30         $       0.29
                                                                         ====================================
             Weighted average common shares outstanding - basic              2,776,064            2,514,198

             Net income per common share, diluted                         $       0.30         $       0.28
                                                                         ====================================
             Weighted average common shares outstanding - diluted            2,812,437            2,551,567


                                                                              MARCH 31,         DECEMBER 31,
             BALANCE SHEET INFORMATION                                          2004                2003
                                                                                ----                ----


             Cash and due from banks                                      $      8,337         $     12,190
             Interest bearing deposits with banks                                5,610                1,371
             Investment securities                                              65,359               67,751
             Gross loans                                                       314,223              306,633
             Allowance for loan losses                                           2,468                2,433
             Earning assets                                                    385,975              376,416
             Total assets                                                      414,578              409,138
             Deposits                                                          305,760              302,468
             FHLB debt                                                          61,562               60,242
             Stockholders' equity                                               44,407               43,895
             Non-performing assets:
                 Nonaccrual loans                                                2,399                2,637
                 Foreclosed real estate                                            387                  225


--------------------------
Contact:
First Capital, Inc.
M. Chris Frederick, 812/738-2198, ext. 234